Exhibit 99.2

Contact:
Sean McHugh
Vice President & Treasurer
(678) 791-7615

Carter’s, Inc. Acquires Skip Hop Holdings, Inc.

•	Acquires rapidly growing global lifestyle brand for families with young children

•	Complements Carter’s leading market share in young children’s apparel

ATLANTA, February 23, 2017 - Carter’s, Inc. (NYSE:CRI), the largest branded marketer in the United States and Canada of apparel exclusively for babies and young children, today announced that it has acquired Skip Hop Holdings, Inc. (“Skip Hop”), a global lifestyle brand for families with young children, from Fireman Capital Partners, a consumer-focused private equity firm.
Skip Hop offers families with young children essential products that are differentiated from a design and function perspective. Its product portfolio includes distinctive offerings across multiple categories, including diaper bags, kid’s backpacks, travel accessories, home gear, and hardlines for playtime, mealtime, and bathtime. Skip Hop products are distributed in more than 5,000 doors in the United States and more than 60 countries.
“Skip Hop has built a strong reputation for innovative, essential core products for families with young children,” said Michael D. Casey, Carter’s Chairman and Chief Executive Officer. “Its product offering nicely complements our Carter’s brand. We believe we have a wonderful opportunity to leverage our marketing, distribution, and supply chain capabilities to enable significant growth for the Skip Hop brand. We look forward to working with Skip Hop founders, Michael and Ellen Diamant, and their team to build on their long track record of success.”
The acquisition of Skip Hop is expected to be accretive to Carter’s fiscal 2017 adjusted earnings per share, excluding the impact of non-recurring transaction or integration-related expenses.

“We are very excited to join the Carter’s team,” said Michael and Ellen Diamant, founders of Skip Hop. “We believe Carter’s is a terrific cultural fit for Skip Hop, and we look forward to working with Carter’s to drive Skip Hop to its full potential.”
The transaction has been structured as an acquisition of all of the outstanding equity of Skip Hop. The total purchase price is $140 million in cash consideration, subject to a working capital adjustment, plus a potential future payment of up to $10 million contingent upon the achievement of certain fiscal targets in 2017.
J.P. Morgan Securities LLC acted as financial advisor and King & Spalding LLP acted as legal counsel to Carter’s in connection with the transaction. Harris Williams & Co. served as exclusive financial advisor and McDermott Will & Emery LLP acted as legal advisor to Skip Hop.
About Carter’s, Inc.
Carter’s, Inc. is the largest branded marketer in the United States and Canada of apparel and related products exclusively for babies and young children. The Company owns the Carter’s and OshKosh B'gosh brands, two of the most recognized brands in the marketplace. These brands are sold in leading department stores, national chains, and specialty retailers domestically and internationally. They are also sold through nearly 1,000 Company-operated stores in the United States and Canada and online at www.carters.com, www.oshkoshbgosh.com, and www.cartersoshkosh.ca. The Company’s Just One You, Precious Firsts, and Genuine Kids brands are available at Target, and its Child of Mine brand is available at Walmart. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.
Cautionary Language
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to the Company’s future performance, including, without limitation, statements with respect to the Company's acquisition of Skip Hop, as well as the Company’s strategies and future operating results for the Skip Hop business and the Company. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Factors that could cause actual results to materially differ include: various risks relating to the Skip Hop business, including the Company's ability to manage its growth, to develop and grow the Skip Hop business in terms of revenue and profitability, and its ability to realize any benefits from Skip Hop; the ability to integrate Skip Hop into the Company with no substantial adverse effects on Skip Hop’s or the Company's existing operations, employee relationships, vendor relationships, customer relationships or financial performance; the acceptance of the Company's products in the marketplace; changes in consumer preference and fashion trends; seasonal fluctuations in the children's apparel and accessory business; negative publicity; the breach of the Company's consumer databases; increased production costs; deflationary pricing pressures and customer acceptance of higher selling prices; a continued decrease in the overall level of consumer spending; the Company's dependence on its foreign supply sources; failure of its foreign supply sources to meet the Company's quality standards or regulatory requirements; the impact of governmental regulations and environmental risks applicable to the Company's business; the loss of a product sourcing agent; increased competition in the baby and young children's apparel and accessories market; the ability of the Company to adequately forecast demand, which could create significant levels of excess inventory; failure to achieve sales growth plans, cost savings, and other assumptions that support the carrying value of the Company's intangible assets; and the ability to attract and retain key individuals within the organization. Many of these risks are further described in the most recently filed Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission from time to time under the headings “Risk Factors” and “Forward-Looking Statements.” The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.